Exhibit 10.20

PROMISSORY NOTE

$228,000	San Diego County, California

January 22, 2003

FOR VALUE RECEIVED, VARITEK INDUSTRIES, INC., a Texas corporation (“Maker”), promises to pay to the order of CALWEST INDUSTRIAL HOLDINGS, LLC, a Delaware limited liability company (“Payee”), the principal sum of two hundred twenty-eight thousand dollars ($228,000), together with interest on the amount from time to time outstanding, to be computed from the date of this Note until such principal sum shall be fully paid at the rate of seven percent (7%) per annum, as follows:

Commencing on May 1, 2003 and continuing on the first day of each successive month thereafter until November 1, 2003, inclusive, Maker shall pay to Payee a monthly installment in the amount of twenty-five thousand dollars ($25,000). Maker shall pay the entire unpaid balance of the principal sum and all accrued but unpaid interest on December 1, 2003.

All payments hereon shall be payable in lawful money of the United States of America to Payee, in care of its counsel, Pillsbury Winthrop LLP, 650 Town Center Drive, 7th Floor, Costa Mesa, California 92626 or at such other place as Payee may from time to time designate in writing and shall be applied first against accrued interest and thereafter against principal.

Maker shall have the right to prepay all or any part of the principal sum at any time without premium or penalty.

This Note is the promissory note referred to in Paragraph 5(a) of the Stipulation for Entry of Judgment, Case No. GIN012774 (the “Stipulation”). Payee is entitled to the benefits of the Stipulation and all other instruments executed by Maker in connection with the indebtedness evidenced by this Note, and Payee may enforce the agreements of Maker contained therein and exercise the remedies provided therein or otherwise in respect thereof, all in accordance with the Stipulation and such other instruments.

Should an event of default (as described in the Stipulation) occur and be continuing, Payee shall have the right to enforce and exercise all of the rights and remedies of Payee under this Note and the Stipulation. Time is of the essence of this Note.

Maker waives presentment, demand, protest, notice of protest, notice of dishonor and notice of nonpayment.

Maker consents to any extension of time for the payment of this Note. Any such extension or release may be made without notice to Maker and shall not discharge the liability of Maker. Failure to accelerate the maturity of the indebtedness evidenced by this Note upon default by Maker, or acceptance of any past due installment, or failure to demand strict performance by Maker shall not constitute a waiver of any provision of this Note by Payee.

If at any time Payee collects interest pursuant to this Note in an amount in excess of the maximum amount of interest permitted by law, the amount of such excess shall be deemed payment of principal.

This Note shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, Maker has executed this Note as of the date first hereinabove written.

VARITEK INDUSTRIES, INC., a Texas corporation

By:	/s/ RANDY BAYNE
Its :	Randy Bayne